Consent of Independent Registered Public Accounting Firm

The Board of Directors
WSFS Financial Corporation:

We consent to the use of our reports dated March 15, 2012, with respect to the consolidated statements of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Philadelphia, PA
August 9, 2012